Exhibit 21
WESTERN DIGITAL CORPORATION
SUBSIDIARIES OF THE COMPANY

Name of Entity	State or Other Jurisdiction of Incorporation or Organization
HGST (Shenzhen) Co., Ltd.	China
HGST Malaysia Sdn. Bhd.	Malaysia
HGST Netherlands B.V.	Netherlands
HICAP Properties Corp.	Philippines
Keen Personal Media, Inc.	Delaware
Pacifica Insurance Corporation	Hawaii
Read-Rite Philippines, Inc.	Philippines
STEC International Holding, LLC	California
Suntech Realty, Inc.	Philippines
Virident Systems International Holdings Ltd.	Cayman Islands
Virident Systems, LLC	Delaware
WD ACC Holdings Corporation	Philippines
WD Holdco Hong Kong Limited	Hong Kong
WD Media (Malaysia) Sdn.	Malaysia
WD Storage Technologies India Private Limited	India
Western Digital (France) SARL	France
Western Digital (Malaysia) Sdn. Bhd.	Malaysia
Western Digital (Singapore) Pte. Ltd.	Singapore
Western Digital (UK) Limited	United Kingdom
Western Digital Australia Pty Ltd	Australia
Western Digital Capital Global, Ltd.	Cayman Islands
Western Digital Capital, LLC	Delaware
Western Digital Cayman Holdings Limited	Cayman Islands
Western Digital Denmark ApS	Denmark
Western Digital Deutschland GmbH	Germany
Western Digital Federal, LLC	Delaware
Western Digital Germany IP LLC	Delaware
Western Digital Holdings, Ltd.	Cayman Islands
Western Digital Hong Kong Limited	Hong Kong
Western Digital Italy S.R.L.	Italy
Western Digital Korea Limited	Korea
Western Digital Marketing GK	Japan
Western Digital Middle East FZCO	United Arab Emirates
Western Digital Storage Technologies (Philippines) Corp.	Philippines
Western Digital Storage Technologies (Shanghai) Co. Ltd.	China
Western Digital Storage Technologies (Thailand) Ltd.	Thailand
Western Digital Storage Technology Innovation Center (Shenzhen) Co. Ltd.	China
Western Digital Sweden AB	Sweden
Western Digital Tech and Regional Center (M) Sdn. Bhd.	Malaysia
Western Digital Technologies GK	Japan
Western Digital Technologies Spain, S.L.	Spain
Western Digital Technologies, Inc.	Delaware